HUBCO, INC.
                              1000 MacArthur Blvd.
                                Mahwah, NJ 07430
                                  (NASDAQ:HUBC)


AT THE COMPANY:
Kenneth T. Neilson, Chairman, President
& Chief Executive Officer
(201) 236-2631
Joseph F. Hurley, Executive Vice President
& Chief Financial Officer
(201) 236-6141


FOR IMMEDIATE RELEASE
March 31, 1998


             HUBCO, Inc. Expands Its Franchise With Two Acquisitions
             -------------------------------------------------------

         Mahwah, New Jersey, March 31, 1998 -- HUBCO, Inc. (NASDAQ: HUBC), one of New Jersey's fastest growing financial institutions, today reported the signing of agreements to acquire two financial institutions. For the year ended December 31, 1997, HUBCO, Inc. reported a return on average equity in excess of 24% and a return on average assets in excess of 1.65%. HUBCO is leveraging its high performance results by entering into acquisitions which are anticipated to drive further revenue growth and efficiencies.

         HUBCO announced the signing of separate definitive merger agreements with Dime Financial Corporation ("Dime") (NASDAQ: DIBK) and with IBS Financial Corporation ("IBS") (NASDAQ: IBSF). Dime is the holding company for The Dime Savings Bank of Wallingford, Connecticut, a $961 million asset institution that operates eleven offices in New Haven County. IBS Financial Corp. is the holding company for Inter-Boro Savings and Loan Association, a $734 million asset company headquartered in Cherry Hill, New Jersey operating ten offices in New Jersey's suburban Philadelphia communities.

         Dime Financial Corporation
         --------------------------

         Under the terms of the agreement, Dime common shareholders will receive HUBCO stock with an indicated value of $38.25 per share based upon the median price of HUBCO stock in a period immediately before regulatory approval(if the price of HUBCO stock during such period is between $36.43 and $41.13). A maximum exchange ratio of 1.05 shares of HUBCO for each share of Dime will apply if HUBCO's pre-approval price is below $36.43. A minimum exchange ratio of 0.93 will apply if HUBCO's pre-approval price is above $41.13. The $38.25 per share value equates to a total transaction value of $201 million, or 2.49 times Dime's book value, 19 times Dime's tax effected last twelve months earnings and a deposit premium of 14.5%. In connection with execution of the merger agreement, Dime has issued an option to HUBCO which would enable HUBCO to purchase up to 1,040,000 shares of Dime common stock under certain defined circumstances. In addition, Dime has certain rights to terminate the agreement if the median pre-closing price of HUBCO is less than $31.43 per share unless HUBCO agrees to deliver shares of HUBCO with a value at the median pre-closing price of $33.00 in exchange for each share of Dime. The transaction, which is expected to close in the third quarter of 1998, is expected to be treated as a tax-free exchange to holders of Dime common stock and to be accounted for as a pooling of interests.

         IBS Financial Corp.

         Under the terms of the IBS agreement, each share of IBS common stock will be exchanged for a fixed number of shares of HUBCO common stock at an exchange ratio of 0.534 shares of HUBCO for each IBS share. Based on HUBCO's March 30, 1998 closing price of $38.81 for its common stock, 0.534 shares has a value of $20.73. This equates to a total transaction value of $227 million, or
1.76 times IBS's book value, 38 times IBS's last twelve months reported earnings and a deposit premium of 17.5%. In connection with the execution of the merger agreement, IBS has issued an option to HUBCO that, under certain defined circumstances, would enable HUBCO to purchase up to 2,700,000 shares of IBS common stock. In addition, IBS has certain rights to terminate the agreement if HUBCO's share price should decrease more than 15% between the day after the announcement and a pre-closing determination date and also decrease 10% more than a specified index unless HUBCO agrees to deliver shares of HUBCO, having a value which would satisfy these criteria. This transaction, which is expected to close in the third quarter of 1998, is expected to be treated as a tax-free exchange to holders of IBS common stock and to be accounted for as a pooling of interests.

         These acquisitions represent HUBCO's twenty-fourth and twenty-fifth acquisitions in the past seven years, and will significantly increase HUBCO's market share in New Haven County in Connecticut and in Burlington, Camden and Gloucester counties in New Jersey. With the completion of all announced acquisitions, HUBCO will have assets in excess of $7 billion and over 160 banking offices in New Jersey, Connecticut and New York. HUBCO's market capitalization will exceed $1.5 billion.

         "This merger provides the southern region of Hudson United Bank with a significant market share, provides new products and services to Inter-Boro's customers and rewards our shareholders for their support," said Mr. Joseph M. Ochman, Sr., Chairman, President and Chief Executive Officer of IBS.

         Richard H. Dionne, President and Chief Executive Officer of Dime Financial, stated "We are delighted to join forces with HUBCO and Lafayette American. This merger should greatly enhance the products and services we can offer Dime customers and provide our shareholders with an excellent opportunity to participate with HUBCO in a dynamic, multi-state commercial banking franchise."

         Kenneth T. Neilson, HUBCO's Chairman, President and Chief Executive Officer commented, "We are very pleased to have both Dime Financial and IBS choose to join the HUBCO organization. These institutions significantly strengthen our market share and penetration in Connecticut and South Jersey, two markets that we consider attractive. Further, these acquisitions will be significantly accretive to HUBCO's book value per share and are expected to be accretive to its earnings per share.

         HUBCO, Inc. is the holding company for Hudson United Bank in New Jersey and Lafayette American Bank in Connecticut. During the second quarter of 1998, HUBCO expects to add a New York subsidiary under the name "Bank of the Hudson" through its pending acquisitions of Poughkeepsie Financial Corp. and MSB Bancorp, Inc. and their subsidiary banks.

         HUBCO's banking subsidiaries offer a full array of innovative products and services to retail and commercial customers including imaged checking accounts, 24 hour telephone banking, PC banking, loans by phone, alternative investments, insurance products, private label credit card programs, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans and SBA loans.



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